Exhibit 10.2

COMMERCIAL LEASE

between

Onyx Düsseldorf S.à r.l.
2-4, Rue Eugène Ruppert
2453 Luxembourg
Luxembourg,

a limited liability company (société à responsabilité limitée) established and existing under the laws of the Grand Duchy of Luxembourg and registered with the Commercial Register of Luxembourg (registre de commerce et des sociétés) under RCS No. 111201, represented by its sole managing director Mileway DirectorCo S.A.,

which, in turn, is represented as indicated in the signature line either by a managing director having sole power of representation or by one of the authorised representatives Nellie Esparza, Veronique Colson and Anna Cirka, who have sole power of representation by virtue of a Power of Attorney dated 28 July 2021, a copy of which is attached to this Lease as Appendix I,

– hereinafter referred to as “Landlord” –

and

Dynavax GmbH
Eichsfelder Straße 1-11
40595 Düsseldorf
Germany,

VAT identification number: 119436703

represented by either of the following managing directors having sole power of representation, Dr Eric Frings or Dr Andreas Richter

– hereinafter referred to as “Tenant” –

– Landlord and Tenant hereinafter also referred to each as a “Party” and jointly as the “Parties”–

regarding commercial space in the property located at

Eichsfelder Straße 1-11, 40595 Düsseldorf, Germany

Contents

1	Leased Premises	3
2	Lease purpose	4
3	Term of the Lease	5
4	Extraordinary termination	5
5	Rent	5
6	Lease security	6
7	Indexation	7
8	Operating Costs and sustainability	7
9	VAT	11
10	Cosmetic repairs, Maintenance, Corrective Maintenance, Servicing	13
11	Subletting	14
12	Protection from competition	14
13	Structural changes by the Landlord	15
14	Structural changes and advertising by the Tenant	15
15	Liability, warranty	16
16	Insurance	17
17	Soil and Groundwater Contaminations	18
18	Entering the Leased Premises	19
19	Termination of the tenancy	19
20	Sale of the Leased Premises	19
21	Final provisions/commitment period	20
Appendix I (Power of Attorney dated 28 July 2021)		23
Appendix 1.1 (Site plan of the Leased Premises)		26
Appendix 14.9 (Tenant’s construction work)		27
Appendix 21.1 (House Rules)		39

1 Leased Premises

1.1 The Landlord is the owner of the property with the postal address Eichsfelder Straße 1-11, 40595 Düsseldorf, Germany (“Property”). The following areas, whose total size (excluding the parking spaces) is approximately 5,626 m² (together, the “Leased Premises”) and which are marked in colour in Appendix 1.1, shall be let to the Tenant for commercial use:

(a) hall and office space (B1-B4) ca. 3,900 m² (marked in red);

(b) hall and office space (A5a and A5b) ca. 1,726 m² (marked in red); and

(c) car parking spaces 55 parking spaces (nos. 31-36, 65-68, 80-107, 130, 134, 135, 138-151).

1.2 Because of possible measurement errors, the indicated area sizes shall not determine the Leased Premises. The dimensions of the leased space shall be determined by the number and descriptions of the leased areas. The Tenant is familiar with the Leased Premises. If there are deviations in area sizes, these shall not affect the Parties’ rights and obligations under this Lease.

1.3 A lease dated 27 December 2006 (no. 9.2077.11.03) together with a first addendum dated 1/5 July 2019, a second addendum dated 30 July/11 August 2020 and a third addendum dated 11 November/3 December 2020 (hereinafter together, the “Former Lease”) existed between the Parties in relation to the Leased Premises. The Parties are familiar with that Former Lease and refrain from attaching it to this Lease.

1.4 The Landlord and the Tenant agreed in a fourth addendum to the Former Lease to cancel the Former Lease in relation to the Leased Premises with effect as of 31 December 2021, midnight, and the Landlord and the Tenant hereby enter into a new tenancy in accordance with the provisions of this Lease. From the Lease Commencement Date, as defined in clause 3.1 of this Lease, the tenancy shall be governed exclusively by the provisions of this Lease.

1.5 In light of the conclusion of this Lease, the Landlord refrains at this point from demanding the fulfilment of any obligations to remove structural changes on the occasion of the cancellation of the Former Lease. Any Servicing, Maintenance or Corrective Maintenance obligations that are due under the Former Lease must be fulfilled by the Tenant, even if they have arisen before 1 January 2022.

1.6 From the Lease Commencement Date, as defined in clause 3.1 of this Lease, the obligations to remove structural changes and the Servicing, Maintenance or Corrective Maintenance obligations shall then be governed by the provisions of this Lease. If and to the extent that the condition of the Leased Premises at the time of handover or on the Lease Commencement Date is relevant for this purpose, the condition of the Leased Premises at the time of handover of the Leased Premises to the Tenant under the Former Lease shall be decisive.

1.7 As the Tenant has already used the Leased Premises, the Leased Premises will not be handed over to the Tenant. The Tenant is familiar with the Leased Premises and, therefore, acknowledges that the condition of the Leased Premises is suitable for the Tenant’s lease purposes and declares that the Leased Premises are in a condition that is as agreed in this Lease at the time of signing this Lease.

The Landlord does not owe any improvement work. This fact was taken into account by the Parties when determining the rent and the rent-free period.

The Tenant may create any facilities, fixtures and fittings and decorations that are required or desired for the operation of its business itself, at its own expense and its own risk. The Tenant shall obtain any permit that may be needed itself, at its own expense and its own risk, and shall indemnify the Landlord in this respect against any third-party claims. The Tenant shall be liable for any damage suffered in connection with such facilities, fixtures and fittings and decorations and shall indemnify the Landlord against any claims asserted by third parties. Clause 14 of this Lease shall apply additionally.

1.8 The building envelope, the Roof and the existing outdoor areas shall only be included in this Lease (mitvermietet) if this has been expressly agreed in this Lease. If said areas are not included in this Lease (mitvermietet), the Landlord reserves the right to let the Roof, the building envelope and the outdoor areas separately. An exception to this shall be made for the cooling water systems already installed on the Roof by the Tenant, which may remain on the Roof free of charge during the entire term of this Lease.

1.9 The Landlord shall have the right to change the location of the parking spaces that are included in this Lease (mitvermietet) at its reasonable discretion in accordance with Section 315 German Civil Code (Bürgerliches Gesetzbuch – “BGB”), taking into account the Tenant’s interests, if the management of the Property so requires. In the event that the Landlord makes use of this right, the Tenant undertakes to enter into a “written form-compliant” (schriftformkonform) addendum to this Lease with the Landlord regarding such change. The change shall only become effective upon conclusion of the addendum.

1.10 Storing objects, of whatever kind, outside the Leased Premises is prohibited. Parking vehicles outside the Leased Premises is also prohibited, except for the purposes of immediate loading and unloading. Escape and rescue routes, as well as emergency access drives for fire brigade vehicles, must be kept clear at all times.

1.11 Except to the extent expressly otherwise provided in this Lease, the Leased Premises additionally do not include any operating equipment (Betriebsvorrichtungen) within the meaning of Section 68(2) no. 2 German Valuation Act (Bewertungsgesetz) or other movable assets (e.g. any office furniture or fixtures and fittings drawn in on any plans). In the event that the Leased Premises contain any such assets, the Landlord may, at any time, exclude these assets from this Lease. In this case, the Tenant shall be obliged to enter into a “written form-compliant” (schriftformgerecht) addendum with the Landlord regarding the exclusion of the operating equipment (Betriebsvorrichtungen) from this Lease. Furthermore, the Tenant shall be obliged, following a written request from the Landlord, to participate in the conclusion of a new lease regarding the operating equipment (Betriebsvorrichtungen) that meets the written form (Schriftform) requirement under Sections 550, 126 German Civil Code (BGB). That new lease may not place the Tenant into a less favourable position economically than it is in under this Lease with regard to such existing operating equipment (Betriebsvorrichtungen), if any. This clause 1.11 shall not apply to facilities or other objects owned by the Tenant or by a party (bank) furnished with security by the Tenant.

2 Lease purpose

2.1 The Leased Premises are let exclusively for use as a warehouse and as production space for biotechnical products and processes or, where space has been marked as office space for this purpose, for use as such. The Tenant must observe all technical and official orders that are addressed to the Tenant or relate to the Tenant’s business, in particular any orders from the building authorities and the fire brigade. The Landlord shall not be liable for any further official permits, concessions, approvals or similar administrative acts that may be required due to circumstances the lie within the Tenant’s business or person. The Tenant must obtain, and fulfil, any such required official permits, concessions, approvals or similar administrative acts at its own expense and its own risk.

The use of the Leased Premises in accordance with the aforesaid purpose must take place in such a way that there are no significant annoyances to other tenants of the Property. In particular,

goods must be stored in such a way as to rule out – or at least largely avoid – any pollution (Immissionen) (odour, dirt, etc.) of other rental areas. Smoking is strictly prohibited in all closed rooms (geschlossene Räume) on the Property and the Tenant must ensure that this prohibition is observed by its employees, suppliers, customers and other visitors.

2.2 The Leased Premises are located in a business park. The obligations (Auflagen) that are associated with this circumstance must be observed. This shall also apply to any business-related obligations (Auflagen) stipulated in building permits. The Leased Premises may not be used for residential purposes. The Tenant must observe the applicable noise control and environmental protection regulations.

2.3 The Landlord does not warrant that the Leased Premises can be heated to a certain temperature and/or that they will not heat up beyond a certain temperature. The Tenant is especially aware that the Leased Premises do not have air conditioning. In particular, the Landlord does not warrant that the Leased Premises can be heated, or cooled down, to a temperature that is in compliance with the provisions of the German Workplace Ordinance (Arbeitsstättenverordnung).

2.4 The Landlord does not warrant that the Leased Premises generally comply with the provisions of the German Workplace Ordinance (Arbeitsstättenverordnung) or any other regulations protecting employees.

2.5 The existing supply networks for electricity, gas and water may only be used by the Tenant to an extent which does not cause a network overload. When inspecting the Leased Premises, the Tenant has verified that the existing supply networks suffice for the Tenant’s purposes. The Tenant shall be liable for any damage sustained as a result of a network overload for which the Tenant is responsible. The Tenant shall have the right, even without obtaining the Landlord’s consent, to carry out minor changes to the sub-distribution at the Tenant’s own expense and, if necessary, extend the supply pipes or supply lines at the Tenant’s own expense and its own risk if and to the extent that this is technically feasible and does not cause any additional costs to the Landlord. The Tenant shall professionally document these changes and present this documentation to the Landlord upon request.

2.6 Before setting up heavy objects (machinery, strongboxes, etc.), the Tenant must enquire with the Landlord whether the load on the floors (Geschossdecken) is permitted. If the Landlord does not have the relevant information, the Tenant must ascertain at its own expense that the load-bearing capacity (Tragfähigkeit) suffices and furnish the Landlord with supporting documents. The permitted load may not be exceeded. If it is nevertheless exceeded, the Tenant shall be liable for all resulting damage and consequential damage and shall be obliged to indemnify the Landlord against any third-party claims arising from this.

2.7 The Tenant shall, at its own expense, integrate the rooms that are used exclusively by the Tenant into the Landlord’s locking system.

3 Term of the Lease

3.1 The tenancy shall commence on 1 January 2022 (“Lease Commencement Date”) and shall be for a fixed term until 31 December 2031, midnight (“Fixed Lease Term”).

3.2 During the Fixed Lease Term, the tenancy may not be terminated without good cause (no ‘ordinary termination’). This shall not affect the right to terminate the tenancy without notice for good cause (‘extraordinary termination’).

3.3 The Parties clarify that the Landlord initially did not want to grant the Tenant a renewal option and that it only agreed at the Tenant’s insistence after intensive negotiations to grant the Tenant two renewal options on the following terms:

The Tenant is hereby granted the option to provide the Landlord no later than twelve (12) months before the Fixed Lease Term or the previous Renewal Period, as applicable, is due to expire with written notice to renew the tenancy on the following terms, it being understood that the receipt by the Landlord of the notice to exercise this option shall be decisive in calculating the 12-month period:

a) Two times renewal of the tenancy for another five (5) years (“Renewal Period”) on the current terms, unless otherwise agreed below.

b) The monthly rent for the respective Renewal Period shall, at minimum, be an amount equal to the agreed rent payable in the month before the respective Renewal Period commences (clause 5 below in conjunction with clause 7 below).

c) The Tenant expressly acknowledges that the Landlord shall have the right to raise the rent at the beginning of the respective Renewal Period to reflect the then applicable market price for similar office and storage buildings in a similar location, provided the Landlord has presented the Tenant no later than eighteen (18) months before the expiry of the Fixed Lease Term or the previous Renewal Period, as applicable, with an independent market price assessment commissioned by the Landlord and prepared by an internationally operating broker firm (e.g. JLL, CBRE or BNP Paribas) according to which the market price is at least 0.5% higher. Before instructing the broker firm, the Landlord shall propose three (3) broker firms to the Tenant for selection from which the Tenant may choose one broker firm. If the Tenant does not notify the Landlord of its selection within two (2) weeks after the receipt of the Landlord’s proposal, the Landlord may select one of the proposed broker firms itself. The Tenant shall be free to additionally obtain its own market price assessment for information before exercising the option. However, the Landlord shall not be obliged to base the adjustment of the rent on any market price assessment that may have been obtained by the Tenant, but must at least take into account such an assessment at its reasonable discretion.

d) The renewal of the tenancy shall take effect upon the Tenant exercising the option as agreed in this Lease. If the Landlord asserts a legitimate claim for an increase in rent in accordance with clause 3.3 (c) above, both Parties shall be obliged to enter into an addendum to this Lease that meets the written form requirement and in which it is provided that the rent shall be adjusted at the beginning of the Renewal Period. Clause 7 (Indexation) below shall apply correspondingly to the adjusted rent.

e) The costs incurred by the Landlord in commissioning a broker firm that meets the above criteria shall be borne by the Parties in equal parts.

If the Tenant continues to use the Leased Premises after the term of this Lease has expired, the tenancy shall not be deemed renewed for an indefinite period of time. Section 545 German Civil Code (BGB) shall not apply.

4 Extraordinary termination

4.1 Either Party shall have the right of extraordinary termination in accordance with the statutory provisions.

4.2 Furthermore, the Landlord shall have the right to terminate the tenancy without notice if the lease security is not provided as agreed in this Lease (clause 6 below).

5 Rent

5.1 From the Lease Commencement Date, the total rent payable each month shall amount to:

Base rent for halls and office space (B1-B4, A5a and A5b)	EUR 47,500.00
Base rent	EUR 47,500.00
plus advance payment on Operating Costs	EUR 12,377.20
Total net rent	EUR 59,877.20
plus VAT at the rate applicable from time to time, currently 19%	EUR 11,376.67
Total rent	EUR 71,253.87

The Landlord grants the Tenant a rent-free period as provided below:

For the months of January 2022 to (and including) May 2022, no base rent shall be owed. The Operating Costs must, however, be paid during this period through the advance payments plus VAT thereon at the rate applicable from time to time. If any costs or cost limits are defined as a percentage of the base rent, the above-stated regular base rent shall nevertheless be used as a basis also during the rent-free period.

5.2 The total monthly rent shall be paid by no later than the third working day of each month in advance free of charge into a bank account whose details shall be provided separately by the Landlord. The rent shall be deemed paid in due time if it is received in the Seller’s bank account by the aforesaid deadline. The Landlord shall issue to the Tenant a permanent invoice for the rent in which the details of the bank account applicable from time to time for the payment of the rent are stated.

5.3 The Tenant may not reduce the amount of the Landlord’s claims by the amount of any counterclaim or exercise a right of retention unless the Tenant’s counterclaim or the right of retention is undisputed (unbestritten) or has been established in a judgment that cannot be appealed against (rechtskräftig festgestellt). Where this is not the case, the Tenant must assert a separate counterclaim. The above restrictions on set-offs and on the right of retention shall also apply after the term of this Lease has ended until the Leased Premises have been returned to the Landlord. The above shall not affect the Tenant’s claims for repayment, if any, under Section 812 German Civil Code (BGB). The above restrictions shall not affect the assertion of a right to reduce the rent; however, the Tenant must have notified the Landlord at least one month in advance of the defect that is the reason for reducing the rent (Mietminderung).

5.4 If the Tenant is late (in Verzug) with the payment of the rent (‘default’), the Tenant shall be obliged to pay at least default interest at the statutory rate, which is currently 9 percentage points above the basic interest rate (Basiszinssatz) pursuant to Section 247 German Civil Code (BGB), and a lump sum of EUR 40.00 pursuant to Section 288(5) German Civil Code (BGB). The right to assert further claims for damages shall remain unaffected.

6 Lease security

6.1 On the Lease Commencement Date, as defined in clause 3.1 above, the Tenant shall, concurrently with (Zug um Zug) the return of the lease security provided under the Former Lease, or concurrently with (Zug um Zug) the reduction of the lease security provided under the Former Lease to a reduced amount of EUR 33,840.72, as applicable, provide to the Landlord as security for all of the Landlord’s direct and indirect claims arising from this tenancy, including any post-contractual claims, security in the amount of

EUR 213,761.61

(this amount corresponds to the total rent for three months, as per the Lease Commencement Date, not taking into account any rent-free periods).

6.2 The Tenant may choose whether to provide this security in the form of

(a) a (non-interest-bearing) cash deposit or

(b) an open-ended, irrevocable, unconditional and directly enforceable (selbstschuldnerische) guarantee from a bank, insurance company or savings bank that has its registered office or a branch in Germany in which the guarantor has waived the defences of failure to make a set-off (Section 770(2) German Civil Code (BGB)), except in the case of claims that are undisputed (unbestritten) or have been established in a judgment that cannot be appealed against (rechtskräftig festgestellt), of failure to contest and of failure to pursue remedies (Sections 770(1), 771 German Civil Code (BGB)) (Einreden der Aufrechnung, Anfechtung und Vorausklage) and also the right to make a deposit (Recht zur Hinterlegung).

6.3 If the total monthly rent increases by more than 10% in the course of the tenancy, the Tenant shall be obliged to appropriately increase the lease security without undue delay and in any case no later than four weeks after receipt of a written request from the Landlord.

6.4 After setting a reasonable deadline, the Landlord may draw on the security to satisfy due claims already during the tenancy. In the event that the security is rightfully drawn upon during the term of this Lease, the Tenant shall be obliged to replenish the security with the amount used. The agreements as to how to provide the security shall apply correspondingly to its replenishment.

6.5 As regards the Landlord’s lien (Vermieterpfandrecht), the statutory provisions shall apply. The Tenant undertakes to inform the Landlord without undue delay of any attachment of physical items that have been added to the Leased Premises.

6.6 In the event that the Leased Premises are sold, the Landlord shall have the right to transfer the lease security to the buyer – with debt-discharging effect (schuldbefreiende Wirkung) for the Landlord, as between Landlord and Tenant. The Tenant hereby gives its irrevocable consent to such transfer.

7 Indexation

7.1 The base monthly rent pursuant to clause 5.1 of this Lease shall change automatically as of 1 January of each year, for the first time as of 1 January 2024, without the need for a request or notification from either Party, by the same percentage by which the Consumer Price Index for Germany (“Consumer Price Index”) that is determined by the German Federal Statistical Office (Statistisches Bundesamt) has changed on a monthly average (monthly indices) compared to 1 January of the respective previous year (“Indexation Clause”).

7.2 If, when changing the base year of the index, the Federal Statistical Office subsequently withdraws index numbers already published for previous base years, the changes in rent that have already taken place shall not be corrected. Any future changes in rent shall then be based on the newly published index numbers.

7.3 In the event that the Consumer Price Index is replaced with another, similar index, including a European Index, in the future, that index shall automatically replace the current index for the purposes of this Lease. The German Price Clause Act (Preisklauselgesetz – “PrKG”) shall apply additionally.

7.4 The Landlord is a non-resident (Gebietsfremder) within the meaning of Section 6 German Price Clause Act (PrKG) of 7 September 2007. The Parties therefore assume that the provisions of the German Price Clause Act (PrKG) do not apply to the agreed Indexation Clause, pursuant to Section 6 German Price Clause Act (PrKG). If, contrary to expectations, this is not the case and the agreed Indexation Clause is not a permitted price clause pursuant to the provisions of the German Price Clause Act (PrKG) and the invalidity of the clause has been established pursuant to Section 8 German Price Clause Act (PrKG), the Parties agree that the Indexation Clause shall be reinterpreted as a reservation of the right to determine the obligation to be performed (Leistungsvorbehalt) in the sense of an adjustment clause.

8 Operating Costs and sustainability

8.1 From the time of the handover, the Tenant shall bear the Operating Costs attributable to the Leased Premises and, on a pro rata basis, the Operating Costs attributable to the Property as a whole, plus VAT at the statutory rate applicable from time to time.

8.2 For the purposes of this Lease, “Operating Costs” shall mean – to the extent that the Leased Premises and/or the Property have, now or in the future, the relevant structures or fixtures and fittings – the operating costs as defined in Section 2 German Operating Costs Ordinance (Betriebskostenverordnung – “BetrKV”), as amended from time to time, including the “other operating costs” pursuant to Section 2 no. 17 German Operating Costs Ordinance (BetrKV) which are listed below. The Parties are in agreement that Section 2 German Operating Costs Ordinance (BetrKV) has been drafted for residential leases and is to be understood in a broader sense in the case of a tenancy regarding commercial space.

The “other operating costs” within the meaning of Section 2 no. 17 German Operating Costs Ordinance (BetrKV) include in particular the following (additional) costs:

(a) the cost of commercial and technical property management in the amount actually incurred, at maximum an amount equal to 5% of the base annual rent applicable from time to time (without taking into account any rent-free periods);

(b) the cost of the insurance policies taken out by the Landlord, in particular, buildings insurance, including damage caused by bursting or leaking water pipes (Leitungswasserschäden), insurance against damage caused by natural forces (Elementarschaden), third-party liability insurance (Haftpflicht) and terrorism insurance;

(c) the cost of insurance against loss of rent (Mietausfall) (cost allocation limited to an amount equal to 1% of the net base annual rent);

(d) the costs for the operation (including any required inspections and operating current), Servicing, Corrective Maintenance and Maintenance of the common areas, common installations and common facilities, including the outdoor facilities and parking spaces, which are located outside the Leased Premises as well as of any areas, installations and facilities within the Leased Premises for which the Tenant does not bear the burden of upkeep (Erhaltungslast), in particular:

• advertising facilities, signage;

• manually and power-operated doors, gates and gate systems, in each case including all the appurtenant loading technology, such as loading bridges, dock shelters, etc., as well as the appurtenant locking systems, access control systems, door intercom systems, etc.;

• lifting technology, such as lifting platforms, crane systems, crane runways, conveyer systems, etc.;

• passenger and goods lifts, moving escalators and moving walkways, etc.;

• barrier systems, cashier systems;

• fire protection gates and doors, fire detection systems, smoke detection and extraction systems, fire extinguishers, fire extinguishing installations, safety lighting, sprinkler systems, lightening protection systems, fire alarm and fire extinguishing systems, hydrants, hose boxes;

• air conditioning systems, ventilation systems, cooling technology, sun protection systems, such as blinds, films, etc.;

• emergency power generators including tanks, backup batteries;

• security systems, in particular, burglar alarm systems, surveillance systems, etc.;

• electrical installations, including medium-voltage installations and all sub-distribution boards;

• measurement, regulation and control technology, in particular consumption recording devices (including the cost of leasing such devices);

• waste disposal systems, such as waste sorting and waste compression systems, etc., lifting systems, groundwater pumps;

• cosmetic repairs to common areas;

• other common installations and facilities of a structural or technical nature.

The allocation of costs to the Tenant for the aforesaid Maintenance and Corrective Maintenance shall be limited each year to an amount equal to 8% of the respective base annual rent (without taking into account any rent-free periods). The above provisions shall not apply to the Maintenance and Corrective Maintenance of “Roof and Structure”, which shall be carried out by the Landlord at the Landlord’s own expense;

(e) the cost of cleaning the common facilities, the common restrooms and their sanitary installations, the car parking facilities as well as any other parking areas, the private and public roads, the other outdoor facilities (including street cleaning and snow clearing and gritting) as well as all general glass surfaces (including the appurtenant ancillary surfaces, in particular the skylight domes);

(f) the upkeep of green areas (including renewing plants and woody plants) and any other land owned;

(g) the cost of guarding the property, including the necessary personnel;

(h) the cost of a fire safety officer;

(i) rainwater charges;

(j) drinking water analysis;

(k) the cost of Servicing the Roof (but not the cost of Corrective Maintenance or Maintenance), including the removal of moss and the cleaning of the Roof covering, cleaning of the guttering;

(l) land tax, even in the event that this cost item should no longer be listed in the German Operating Costs Ordinance (BetrKV) in the future.

8.3 The Tenant shall also bear current Operating Costs that are associated with the management of the Leased Premises and the Property if and to the extent that such costs only arise newly in the future. The Landlord shall have the right to additionally allocate such newly arising costs to the Tenant from the time that they arise. In order to limit the economic risk for the Tenant, such new costs shall be limited to an amount equal to 10% of the contractually agreed Operating Costs (this means that the Tenant shall only have to bear an amount equal to up to 10% of the total Operating Costs that were to be borne by the Tenant under this Lease pursuant to the respective previous statement of Operating Costs). To the extent permitted by law, the advance payments on the Operating Costs shall be appropriately supplemented and/or their amount adjusted.

8.4 The Tenant shall bear all consumption costs for the Leased Premises, including the electricity costs. To the extent that a contract can be entered into directly between Tenant and provider (regarding the supply of energy, water, etc.), the Tenant shall be obliged to enter into an agreement directly with the providers. In this case, the Tenant shall directly bear the costs incurred. The Tenant shall, therefore, be obliged to pay without undue delay any Operating Costs and additional costs billed directly to the Tenant by the providers. If it is not possible for the Tenant to purchase electricity directly from the provider on the Property (for example, because there is no separate electricity supply to each tenant that could be recorded by the provider), the electricity supply shall be provided by the Landlord and the cost billed to the Tenant as part of the statement of Operating Costs.

8.5 If the Tenant’s business leads to an accumulation of packaging or other materials that take a lot of space in the waste containers, the Tenant shall bear the cost of any additional waste containers that the Landlord requests or purchases at its reasonable discretion.

8.6 Should an interim reading of usage recording devices become necessary, the Tenant shall bear the necessary costs. The same shall apply if any change-of-user fees are incurred. The Tenant shall be obliged to ensure that consumption meters and other measuring devices are accessible at all times. In the event that water is consumed for commercial purposes, the Tenant must, at its own expense, install an intermediate water meter.

8.7 The Tenant shall make a monthly advance payment on the Operating Costs or, if and to the extent that flat-rate compensation has been agreed for the Operating Costs, a monthly flat rate in the amount agreed in clause 5.1 of this Lease plus VAT at the statutory rate applicable from time to time.

8.8 The Landlord may adjust the amount of any agreed advance payment at its reasonable discretion with effect for the future if the statement of Operating Costs results in a credit balance or in an additional claim, or in the event of an increase or reduction in Operating Costs.

8.9 Adjustments to an agreed flat rate for Operating Costs shall be made in accordance with the rules set out in Section 560(1) German Civil Code (BGB) and shall be permitted in the event there is a change in the Operating Costs, including land tax, that are mentioned in the German Operating Costs Ordinance (BetrKV), as amended from time to time, or upon new Operating Cost items being included in the German Operating Costs Ordinance (BetrKV). If land tax is deleted from the German Operating Costs Ordinance (BetrKV), there shall be no reduction of the flat rate for Operating Costs.

8.10 As a rule, the Landlord shall carry out a settlement of accounts in relation to the advance payments on the Operating Costs once a year, without this being a preclusion period. The Operating Costs invoiced to the Tenant shall be in the proportion to which the agreed size of the Leased Premises pursuant to clause 1.1 of this Lease bears to the total rental space of the Property or of the building in which the Leased Premises are located, as applicable, except to the extent that the Operating Costs can be or are invoiced based on consumption or based on a flat rate agreed in this Lease or that other allocation criteria are more appropriate at the Landlord’s reasonable discretion (cf. clause 8.11 below). For the avoidance of doubt, this shall also apply in the event that a (sub-)meter recording the amount of electricity consumed does not exist for the Leased Premises. The Landlord shall have the right to allocate the consumption-based additional costs, such as the cost of irrigation/water supply and drainage (excluding the charges for surface water/sealed surfaces) or of waste collection, only to those areas of the Property that are actually used if and to the extent that these costs have been incurred solely in respect of these areas actually used. The heating and hot water costs shall be calculated and invoiced as provided in the German Heating Costs Ordinance (Heizkostenverordnung).

8.11 The Landlord may, at its reasonable discretion, combine the buildings which are located on the Property or properties that are locally connected to the Leased Premises into economic or accounting units. This shall only apply to the extent that the buildings are managed uniformly. The determination and allocation of Operating Costs within the framework of economic or accounting units shall not be limited to jointly incurred Operating Costs. It does not matter for the formation of an economic or accounting unit if the buildings are not used in a uniform manner or if there are significant differences in the buildings’ mutual usage value. The Landlord may also decide at its reasonable discretion whether and which of the Operating Costs to allocate to groups of users according to the type and scope of use or consumption.

8.12 The Landlord shall have the right, within the limits defined by the statutory requirements, to change the allocation formula at its reasonable discretion based on objective considerations if an appropriate allocation of costs or compelling reasons of proper management so require. Adjustments to the allocation formula may only be made with effect for the future, that is, for settlement periods that have not yet commenced at the time of receipt by the Tenant of the corresponding change notice from the Landlord. At the request of either Party, the Parties shall enter into a “written form-compliant” (schriftformkonform) addendum regarding the change to the allocation formula.

8.13 The statement of Operating Costs shall be deemed accepted by the Tenant if the Tenant does not object in writing within two months of the receipt of the statement of Operating Costs – whereby an objection shall be deemed made in due time if received by the Landlord before the expiry of the aforesaid period – and the Landlord has informed the Tenant of this deadline and of the consequences of failure to object or of a late objection in the statement of Operating Costs. Upon request, the Tenant shall be allowed to inspect the documents on which the statement is based.

8.14 Any credit balances or additional claims resulting from an advance payment on Operating Costs and determined in the statement of Operating Costs shall be mutually settled without undue delay, which means within two months, as a rule. If the Tenant is in arrears with the rent at the time the statement is completed, the Landlord may reduce a credit balance determined in the statement by the outstanding amount of rent.

8.15 The Tenant acknowledges that it is very important to the Landlord that the Property is ecologically efficient and sustainable and that the Property’s environmental performance is good. The Landlord and the Tenant are in agreement that they wish to promote and improve the environmental compatibility of the Leased Premises. They agree to cooperate in order to develop suitable strategies for how to improve the environmental compatibility of the Property and the Leased Premises. Observing the requirements under data protection law (such as the EU General Data Protection Regulation and the German Metering Point Operation and Data Communication in Intelligent Energy Networks Act (Gesetz über den Messstellenbetrieb und die Datenkommunikation in intelligenten Energienetzen – “MsbG”), the Landlord and the Tenant shall furnish each other with the environmental and consumption data that they have in relation to the Leased Premises so that such data can be exchanged between them or with third parties. To the extent that the consent of connection users needs to be obtained in order to use personal data, the Tenant shall grant such consent or, where the Tenant itself is not the connection user, obtain such consent from the connection users or, alternatively, anonymise the data. The Landlord shall provide the Tenant with the information needed to obtain the connection users’ consent. Except where they are subject to a statutory disclosure obligation, the Landlord and the Tenant shall treat as confidential any data that is disclosed in accordance with this clause, and they shall use such data only for the following purposes: (a) monitoring and improving the environmental performance of the Property and/or of the Leased Premises and/or (b) measuring the environmental performance of the Property and/or of the Leased Premises based on agreed targets. If the Landlord or the Tenant passes on the jointly used data to third parties as agreed, it must be ensured that the obligation is imposed on these third parties to treat the data as confidential and use it only for the purposes set out in this clause.

8.16 The Landlord may, at its discretion but in accordance with the provisions of the German Metering Point Operation and Data Communication in Intelligent Energy Networks Act (MsbG), install recording devices in order to measure the energy/fuels/water or other utilities supplied to the Property and the Leased Premises. This must be done in compliance with the applicable requirements under data protection law. The Landlord shall have the right to enter, or have entered, the Leased Premises upon agreement in order to carry out the relevant work.

8.17 The Tenant shall be furnished with the statement of Operating Costs no later than 15 months after the settlement period has ended.

9 VAT

9.1 The Landlord has waived the exemption from VAT under Section 4 no. 12a) German VAT Act (Umsatzsteuergesetz – “UStG”) for the letting in accordance with Section 9 German VAT Act (UStG) (“Option for VAT”). The Tenant is aware that the Landlord’s Option for VAT is only permitted under the conditions specified in Section 9(2) German VAT Act (UStG). The Tenant shall be obliged to use the Leased Premises exclusively to generate sales that are harmless (unschädlich) within the meaning of Section 9(2) German VAT Act (UStG), as amended from time to time, or within the meaning of any other provisions or administrative instructions applicable from time to time.

9.2 Upon request, the Tenant shall furnish the Landlord at any time without undue delay with the documents that enable the Landlord to comply with its obligation under Section 9(2) German VAT Act (UStG) to provide supporting documents to the tax authorities. Should any circumstances arise on the part of the Tenant which affect the permissibility of the Landlord’s Option for VAT, or should such circumstances be assumed to exist by the tax authorities in the context of a tax audit, the Tenant shall be obliged to so notify the Landlord without undue delay – if the relevant knowledge is obtained later, also with retroactive effect.

9.3 In the event that the sales generated in the Leased Premises prevent the Landlord’s Option for VAT, the base rent payable by the Tenant shall increase – also subsequently, if appropriate – by the amount of VAT that would have been incurred if the Option for VAT had been valid, that is, currently by 19%. In that case, the Landlord shall correct the invoice(s) accordingly. In addition, the Tenant shall be obliged to compensate the Landlord for any further damage resulting from the breach of these obligations (“Input Tax Loss”). The Input Tax Loss shall especially be deemed to include the sum of (a) the input tax amounts from investments and current costs attributable to the Leased Premises directly and on a pro rata basis which were originally claimed by the Landlord and must be paid back to the tax office, (b) the interest payable to the tax office in this connection pursuant to Section 233a German Fiscal Code (Abgabenordnung – “AO”), as well as (c) any amounts of VAT from investments and current costs that will be attributable to the Leased Premises both directly and on a pro rata basis and cannot be deducted as input tax. The Tenant is expressly advised that the Landlord has claimed and/or will claim the input tax from the acquisition, manufacturing and upkeep costs relating to the Leased Premises and that the Landlord will suffer considerable damage if the Tenant fails to observe the above obligations.

9.4 In the event of Subletting, the provisions of clauses 9.1 to 9.3 above shall also apply correspondingly to the Subtenant and, if applicable, all further Subtenants. The Tenant, in turn, shall be obliged to opt for VAT for the Subletting and to impose the provisions of clauses 9.1 to 9.3 above on the Subtenant in the sublease in such a way that the Landlord has an independent right to demand compliance with said provisions (contract for the benefit of a third party), as well as to use its influence to achieve that any further Subtenants are bound by corresponding obligations. Each other permission of use (Gebrauchsüberlassung) granted to third parties or subleasing (Unterverpachtung) shall also be deemed to constitute Subletting.

9.5 The Tenant shall be liable in addition to the Subtenant for any disadvantages suffered by the Landlord as a result of the violation of any of the above provisions. Should the Tenant and/or, in the event of Subletting, the Subtenant breach any of the above obligations, the Tenant must compensate the Landlord for any and all damage, costs and other disadvantages resulting from such breach, in particular the Input Tax Loss.

9.6 The Landlord shall be obliged to issue to the Tenant proper invoices stating the VAT, except to the extent that this Lease in conjunction with documents determining the period of performance of the respective partial obligations (e.g. bank transfer orders regarding the payment of the rent), can be considered a permanent invoice. The Landlord shall be liable for any costs, damage or other disadvantages, in particular in terms of tax, suffered by the Tenant as a result of an improper invoice from the Landlord. The Tenant shall be obliged to check each invoice carefully upon receipt. To the extent that corrections to the invoice are required, the Tenant shall so notify the Landlord without undue delay in writing. The Landlord shall not be liable for any costs, damage or other disadvantages suffered by the Tenant as a result of late notification.

9.7 Any claims under this clause 9 shall be subject to statutory limitation. However, they shall not become time-barred earlier than six (6) months after the date on which the respective VAT assessment has become definitive and final (endgültig bestandskräftig).

10 Cosmetic repairs, Maintenance, Corrective Maintenance, Servicing

10.1 The Landlord shall not be obliged to carry out cosmetic repairs within the Leased Premises.

During the term of this Lease and until the Leased Premises are returned, the Tenant shall be obliged, at its own expense, to properly and professionally carry out, or have carried out, cosmetic repairs within the Leased Premises if and to the extent that such cosmetic repairs are due to the use of the Leased Premises since they were handed over to the Tenant and that they are necessary according to the degree of actual wear and tear. This was taken into account by the Parties when determining the rent. If the Tenant fails to comply with the above obligation, the Landlord shall have the right, after setting a reasonable grace period, to arrange for the necessary work to be carried out at the Tenant’s expense. An improvement compared to the condition as per the Lease Commencement Date shall not be owed. Cosmetic repairs include the wallpapering, painting or whitewashing of the walls and ceilings, the internal doors and the inside of the windows and external doors and the painting of the floors or, as an equivalent measure, the basic cleaning of floors (in particular, shampooing in the case of carpeting or the use of a cleaning agent and subsequent application of a protective emulsion in the case of parquet flooring). The Tenant shall be under no obligation, both during the term of the tenancy and when the tenancy ends, to carry out cosmetic repairs at regular intervals regardless of whether they are necessary.

10.2 The Tenant shall, at its own expense, carry out the Servicing, Maintenance and Corrective Maintenance within the Leased Premises and in respect of any installations and facilities that are used exclusively by the Tenant or serve exclusively the Tenant’s business, with the exception of Roof and Structure, if and to the extent that the Landlord cannot enforce any warranty claims in relation to such work and the work has been necessitated by the Tenant’s use of the above.

The Tenant’s Corrective Maintenance obligation shall not apply to (i) the removal of damage or defects that were already present when the Leased Premises were handed over to the Tenant, (ii) the removal of damage that was caused by third parties or is not attributable to the Tenant’s sphere of risk, and (iii) the Replacement of entire installations and facilities (not only parts thereof) at the end of their economic life.

The Tenant shall be liable for the proper and professional execution of any Corrective Maintenance/Maintenance work. The Tenant hereby assigns any warranty claims against the firms carrying out the work to the Landlord by way of security; the Landlord accepts this assignment. Subject to the condition precedent of termination of the tenancy, the Tenant then assigns the warranty claims to the Landlord without any restriction, i.e. no longer only by way of security; the Landlord accepts this assignment.

10.3 The Tenant must additionally bear of cost of Servicing, Maintenance and Corrective Maintenance of any installations and facilities added by the Tenant. Upon request, the Landlord shall assign to the Tenant any claims against third parties, in particular, warranty claims and claims for damages. The Landlord may demand that the burden of upkeep (Erhaltungslast) of facilities according to the above be, in whole or in part, transferred to the Landlord. To the extent that the Landlord makes use of this right, the costs shall be allocated to the Tenant in connection with the statements of Operating Costs. In addition, the Parties shall without undue delay enter into a written form-compliant (schriftformkonform) addendum to this Lease.

10.4 In all other cases, the Landlord shall carry out the Servicing, Maintenance and Corrective Maintenance and allocate the costs to the Tenant within the limits defined by the agreements on the additional costs. The Servicing, Maintenance and Corrective Maintenance of Roof and Structure shall be carried out by the Landlord at the Landlord’s own expense.

10.5 For the purposes of this Lease, “Maintenance” shall mean any measures to properly remove structural or other defects resulting from the wear and tear that is due to use as agreed in this Lease, aging and weathering which become necessary during the period of use to ensure that the intended use continues to be possible.

For the purposes of this Lease, “Corrective Maintenance” shall mean any measures to remove damage that has already been sustained, that is, measures to restore the Leased Premises to their contractually agreed, proper condition, in particular by repairing damage or replacing parts, installations and facilities that are beyond repair or unworthy of repair (“Replacement”).

For the purposes of this Lease, “Servicing” shall mean the regular verification of serviceability and operational safety, including adjustments to the settings, by an expert.

For the purposes of this Lease, “Roof” shall mean the roof structure with the roofing and the appurtenant plumbing work (guttering), including any projecting and side roofs as well as glass roofs and the accesses to and exits from the roof.

For the purposes of this Lease, “Structure” shall mean the load-bearing parts of the building (foundations, but excluding the flooring applied to the foundation, and the external masonry, including any pipes laid therein or underneath up to the point where they leave the wall, load-bearing walls, columns, pillars, as well as ceilings) and the façades together with the façade cladding (to the extent that such cladding is firmly connected to the external masonry). For the avoidance of doubt, for the purposes of this Lease, the term “Roof” shall especially exclude any movable awnings and blinds, glazing, windows and window frames, mechanical or automatic doors and gates, including any locks, locking systems and fittings, loading ramps and loading bridges, inventory, building services or work on the land.

11 Subletting

11.1 Any subletting or other grant of permission to use the Leased Premises, in whole or in part, (“Subletting”) to third parties (“Subtenants”) shall only be permitted with the Landlord’s prior written consent. The Landlord hereby grants its consent to any Subletting to the Tenant’s affiliated companies (verbundene Unternehmen), as defined in Sections 15 et seq. German Stock Corporation Act (Aktiengesetz – “AktG”).

11.2 The consent to such Subletting may be refused for good cause (aus wichtigem Grund), in particular for reasons relating to the third party personally or to the type of use (e.g. violation of the Landlord’s obligations to grant other tenants protection from competition, the Landlord’s reputation, or types of use that would be detrimental to the Property, such as sex shops or gambling halls). The Landlord may grant its consent subject to reasonable conditions.

11.3 If the rent payable by the Subtenant (net without Operating Costs) is higher than the base rent owed by the Tenant from time to time (in the event that the Subletting concerns only part of the Leased Premises, the base rent attributable to the relevant part of the Leased Premises), the Tenant shall be obliged to pay 50% of the excess amount of rent payable by the Subtenant (net, without Operating Costs) plus statutory VAT to the Landlord. This payment shall always be due together with the total rent.

11.4 The Tenant hereby assigns to the Landlord all of the Tenant’s claims against the Subtenant, including the lien, by way of security; the Landlord accepts this assignment. The Tenant shall continue to have the right, until revoked by the Landlord, to collect all due claims arising from the sub-tenancy.

11.5 The agreements in this Lease regarding VAT shall apply correspondingly to any Subletting.

11.6 The Tenant shall be liable for any fault (Verschulden) of the Subtenant as provided in Section 278 German Civil Code (BGB), applied correspondingly.

12 Protection from competition

The Tenant is not granted protection from competition, or protection regarding a particular range of products (Sortimentsschutz).

13 Structural changes by the Landlord

13.1 The Landlord shall have the right to carry out upkeep and modernisation work on the Leased Premises and the Property if such work is necessary or appropriate (zweckmäßig). The Tenant undertakes to tolerate such work and not interfere with its execution. The right of termination under Section 555e German Civil Code (BGB) in the event of modernisation work shall be excluded.

13.2 When carrying out construction work, the Landlord shall have due regard to the Tenant’s interests. Except in emergencies, the Landlord shall inform the Tenant in a timely manner, at the latest one week before the work commences. The Tenant’s general access rules must be observed in this context; in particular, the Tenant shall have the right to demand the signing of a confidentiality agreement. Delays due to circumstances for which the Landlord is not responsible (nicht zu vertreten) shall not give rise to any claims of the Tenant against the Landlord.

14 Structural changes and advertising by the Tenant

14.1 Any structural changes to the Leased Premises by the Tenant shall require the Landlord’s prior written consent. Before such consent is given, the Tenant must, in particular, present the Landlord with the execution planning. The Landlord’s consent may only be refused for good cause (aus wichtigem Grund). At the request of the Landlord, any work carried out without the Landlord’s consent must be removed by the Tenant without undue delay at the Tenant’s own expense and the Leased Premises restored to their original state, unless the Landlord would have been obliged to grant its consent. The Landlord shall have the right, after issuing a warning and setting a reasonable deadline to no avail, to take the required measures at the Tenant’s expense by way of substitute performance (Ersatzvornahme).

14.2 In particular, the Landlord may make its consent conditional upon:

(a) the Tenant bearing any increases in the insurance premiums that are payable under the insurance policies taken out by the Landlord for the Leased Premises which are due to the construction work planned by the Tenant; or

(b) the acceptance (Abnahme) of the construction work being carried out by Tenant and Landlord jointly, and on the structural changes fitting in with the appearance of the Property and of the Leased Premises; or

(c) the Tenant examining the changes for their environmental compatibility and furnishing the results of this examination to the Landlord.

14.3 If the Landlord gives its consent to the structural changes planned by the Tenant, the Tenant shall be obliged, before implementing these structural changes, to obtain at its own expense any official permits that may be required (in particular, building and change-of-use permits) and fulfil at its own expense any official obligations (Auflagen) and requirements. If the relevant permits etc. are denied, this shall not give rise to any rights of the Tenant against the Landlord. In particular, the Tenant shall have no right in this connection to reduce the rent or terminate this Lease for good cause (aus wichtigem Grund).

Irrespective of whether consent to the structural changes has been obtained, the Tenant shall be liable for the proper and professional execution of the construction work. The Tenant hereby assigns any warranty claims against the firms carrying out the work to the Landlord by way of security; the Landlord accepts this assignment. Subject to the condition precedent of termination of the tenancy, the Tenant then assigns the warranty claims to the Landlord without any restriction, i.e. no longer only by way of security; the Landlord accepts this assignment.

Furthermore, the Tenant must bear all future costs that are incurred by the Tenant or the Landlord as a result of the structural changes carried out by the Tenant, in particular due to changes in statutory or official regulations (e.g. expansion of fire safety regulations).

14.4 Upon request, the Landlord must be provided with copies of the execution documents and permits.

14.5 The interests of the remaining tenants of the Property and of the neighbours must be taken into account to the greatest extent possible when carrying out the work.

14.6 The Landlord’s right to demand that the Leased Premises be, in whole or in part, restored to their former state at the Tenant’s expense upon termination of the tenancy shall not be excluded as a result of the Landlord having given its consent to a structural change. If and to the extent not expressly otherwise agreed in writing (Schriftform) now or in the future, all changes to the Leased Premises that have been made by the Tenant must be removed again and the Leased Premises restored to their original state at the Tenant’s expense upon termination of the contractual relationship if the Landlord so requires. The condition of the Leased Premises at the time of handover of the Leased Premises, as documented in the handover report, shall be decisive for the obligation to remove structural changes.

In deviation from the above, the removal of the mezzanine created in area B4 as a result of the “Aurora” project described in Appendix 14.9 and of the lift contained therein as well as the newly created stairs shall not be owed by the Tenant but shall be the responsibility of the Landlord at the Landlord’s own expense. All loose fixtures (lose Einbauten) and laboratory-specific facilities shall be removed by the Tenant at the Tenant’s own expense when the tenancy ends.

14.7 The agreements regarding structural changes shall apply correspondingly to any company and information signs, external advertising facilities, awnings or aerials of the Tenant. In addition, the Tenant must use the collective signage system and other common means of presentation, if available. These shall be designed in a uniform manner in accordance with the Landlord’s specifications. The Landlord shall endeavour in this respect to take into account the Tenant’s wishes.

14.8 Any posters or stickers on the windows, whether inside or outside, shall only be permitted with the Landlord’s prior written consent.

14.9 The Landlord hereby gives its consent to the work planned by the Tenant and set out in Appendix 14.9. The details and the conditions under which the Landlord grants this consent can be gathered from this Lease and, in particular, Appendix 14.9.

14.10 The Landlord shall grant the Tenant a building cost contribution of up to EUR 50,000 plus the payable VAT. This building cost contribution may only be used for the work set out in Appendix 14.9 to convert the existing lighting to LED lighting.

The Tenant may claim this amount from the Landlord by issuing an invoice that meets the requirements of Section 14a German VAT Act (UStG) and presenting the paid invoices from the tradespeople for the fully performed and essentially defect-free work or services – which work or services must have been accepted by the Tenant in consultation with the Landlord or with a third party commissioned by the Landlord. The building cost contribution shall be forfeited if and to the extent not claimed by 31 December 2023.

15 Liability, warranty

15.1 The Landlord’s no-fault liability for initial defects in the quality of the Leased Premises pursuant to Section 536a(1), first alternative German Civil Code (BGB) shall be excluded; this does not apply to defects in title.

In addition, the Landlord shall only be liable:

(a) in the event of a wilful (vorsätzlich) or grossly negligent (grob fahrlässig) breach of duty by the Landlord or any of its vicarious agents (Erfüllungsgehilfen);

(b) if the Landlord has warranted a particular characteristic of the Leased Premises (zugesicherte Eigenschaft) or has concealed a defect with fraudulent intent (arglistig verschwiegen);

(c) in the event of a person’s death, bodily injury or damage to health;

(d) in the event of a breach of essential contractual obligations (“Cardinal Obligations”) by the Landlord or any of its vicarious agents (Erfüllungsgehilfen). Cardinal Obligations are obligations that result from the nature of the Lease and thus lead to the purpose of the Lease being reasonably achieved. The fulfilment of the Cardinal Obligations is, therefore, a prerequisite for the proper performance of this Lease, which is why the Tenant regularly relies, and can rely, on compliance with them; or

(e) if and to the extent that the Landlord has insurance coverage for the relevant damage.

15.2 If and to the extent that the Landlord provides water, district heat, gas and electricity from the supply systems of providers, the Tenant shall not, in the event of the Landlord’s liability for defective performance (Leistungsstörung), assert claims for damages beyond those to which the Landlord is entitled vis-à-vis the respective provider according to the respective applicable provisions. The Tenant must report any damage without undue delay in writing both to the Landlord and directly to the supplying provider.

15.3 The description of the Leased Premises in brochures, models or other advertising media shall not define the agreed quality (vereinbarte Beschaffenheit) of the Leased Premises.

15.4 The Tenant must report any damage to the Leased Premises and the Property without undue delay to the Landlord. In the event of problems with or damage to the supply pipes or supply lines, the Tenant must see to it that they are switched off without undue delay and shall be obliged to notify the Landlord without undue delay. If the Tenant culpably (schuldhaft) fails to comply with these obligations or performs them incompletely or late, any disadvantage suffered by the Landlord as a result of this shall be borne by the Tenant. The Tenant shall have the burden to prove that the notification was made in a timely manner.

15.5 The general obligation to maintain security for persons and vehicles (Verkehrssicherungspflicht) within the Leased Premises shall be incumbent upon the Tenant.

15.6 All exclusions and limitations of liability that are contained in this Lease shall also apply in favour of the Landlord’s vicarious agents (Erfüllungsgehilfen).

16 Insurance

16.1 The Landlord shall have the right to insure the Property containing the Leased Premises at replacement value (Neuwert) against the risk of fire, damage caused by natural forces (Elementarschäden) or all risks (including risks of terrorism). The reimbursable costs shall be allocated to the Tenant by the Landlord as part of the statement of additional costs.

16.2 The Tenant shall be obliged to notify the Landlord without undue delay of any fixtures leading to an increase in value and of any change in risk within the meaning of insurance law. Any resulting increase in insurance premiums shall be borne solely by the Tenant.

16.3 The Tenant shall be obliged to take out the following insurance policies at its own expense in an amount customary in its line of business, maintain such insurance for the duration of this tenancy and furnish supporting documents to the Landlord upon request:

• public liability insurance (Betriebshaftpflicht-Versicherung) for personal injury, property damage and financial losses with a scope of cover customary in the Tenant’s line of business.

The Tenant shall be free to obtain insurance against additional damage (e.g. by fire or water penetration) to the furniture and fittings and the goods in the Leased Premises. The Landlord recommends obtaining such additional insurance. If and to the extent that the Tenant refrains from obtaining insurance cover in this respect, the Tenant shall remove any such damage without undue delay at its own expense unless the Landlord is liable (einstandspflichtig). The Tenant is additionally advised to obtain insurance which covers the loss of keys, key cards or other access authorisations because if a key or other access authorisation is lost, the entire locking system may need to be exchanged, which can result in significant costs being incurred.

17 Soil and Groundwater Contaminations

17.1 The Tenant shall be obliged to inform the Landlord of any harmful soil changes (schädliche Bodenveränderungen) or contaminated sites (Altlasten), as defined in Sections 2(3) and 2(5) German Federal Soil Protection Act (Bundes-Bodenschutzgesetz – “BBodSchG”), and of any impairments of the groundwater (“Soil and/or Ground Water Contaminations”) of which the Tenant becomes aware.

17.2 The Tenant shall be obliged, at its own expense, to remove any Soil and/or Ground Water Contaminations within the Leased Premises that have been caused by the Tenant during the term of this Lease and/or during the period of possession by the Tenant. This shall apply correspondingly to Soil and/or Ground Water Contaminations on the Property outside the Leased Premises if and to the extent that the Tenant is responsible (zu vertreten hat) for them. In all other cases, the Landlord shall have no claim against the Tenant for removal.

17.3 The Landlord shall have the burden to prove that the Soil and/or Ground Water Contaminations within the Leased Premises have been caused by the Tenant during the term of this Lease and/or during the period of possession by the Tenant.

17.4 If the Tenant fails to comply within a reasonable period of time with a request for removal from the Landlord, or if the term of this Lease has already ended, the Landlord may carry out the removal itself at the expense of the Tenant and claim the costs of such removal from the Tenant (also as an advance payment).

17.5 In the event that any claims are asserted under public or civil law due to Soil or Groundwater Contaminations on the Property, the Parties undertake to indemnify each other on first request and reimburse any costs already incurred if and to the extent that their being held liable conflicts with the liability rules set out in clause 17.2 above. This applies also and in particular to claims for compensation under Section 24(2) German Federal Soil Protection Act (BBodSchG) or similar claims for compensation in the event of an assertion of claims under water law.

17.6 Claims of the Tenant against the Landlord due to Soil or Groundwater Contaminations shall be excluded if and to the extent that the assertion of claims would conflict with the liability rule set out in clause 17.2 above.

17.7 The Tenant shall be obliged to observe all applicable regulations regarding the handling of hazardous substances (Gefahrstoffe) within the meaning of the German Hazardous Substances Ordinance (Gefahrstoffverordnung) (“Hazardous Substances”) and indemnify the Landlord against all related risks and official requirements. The Tenant shall be obliged to make good any damage caused by a use of Hazardous Substances (including their safekeeping and storage) which is attributable to the Tenant. The Tenant shall be obliged to take out appropriate third-party liability insurance that also covers the handling of Hazardous Substances and maintain such insurance throughout the term of this Lease and furnish the Landlord at any time upon request by the latter with appropriate evidence thereof. The Tenant shall be obliged to notify the Landlord without undue delay and without a prior request to this effect of any changes to the third-party liability insurance that existed when this Lease commenced.

18 Entering the Leased Premises

18.1 The Landlord and/or its agents shall have the right to enter and inspect the Leased Premises at reasonable intervals during normal business hours in the presence of an employee of the Tenant after an announcement made sufficiently in advance. The Tenant’s general access rules must be observed in this context; in particular, the Tenant shall have the right to demand the signing of a confidentiality agreement. In the event of imminent danger (Gefahr im Verzug), the Leased Premises may be entered at any time, even without an announcement.

18.2 If notice has been given to terminate this Lease or the Landlord intends to sell the Leased Premises, the Landlord and/or its agents shall also have the right to inspect the Leased Premises during normal business hours together with prospective tenants or prospective buyers, as applicable, in the presence of an employee of the Tenant after an announcement made sufficiently in advance. The Tenant’s general access rules must be observed in this context; in particular, the Tenant shall have the right to demand the signing of a confidentiality agreement.

18.3 The Tenant must ensure that the Leased Premises can also be entered when the Tenant is absent. During longer periods of absence (e.g. in the event of an annual holiday shutdown), the Tenant must deposit the keys in a place where they can be quickly reached and notify the Landlord accordingly.

19 Termination of the tenancy

19.1 Upon termination of the tenancy, the Tenant must return the Leased Premises to the Landlord in the condition as agreed in this Lease, taking into account wear and tear in accordance with this Lease. The condition is as agreed in this Lease if:

(a) the Leased Premises have been fully vacated and are clean-swept;

(b) all cosmetic repairs that are due within the meaning of this Lease have been professionally carried out;

(c) all upkeep work due (Maintenance and Corrective Maintenance work etc.) has been property carried out during the term of this Lease;

(d) all keys and key cards are being returned to the Landlord;

(e) any obligations to remove structural changes pursuant to clause 14 above have been performed;

(f) all external advertising facilities have been dismounted and the original state has been created again.

19.2 If the Tenant fails to perform its obligations arising out of and in connection with the termination of the tenancy, or if the Tenant is late with the performance of said obligations, the Landlord may – in the event that a calendar date has been determined for the return of the Leased Premises, even without a prior warning – create the condition owed at the Tenant’s expense, in particular, have the Leased Premises vacated and cleaned and any cosmetic repairs, Servicing, Maintenance and Corrective Maintenance work carried out. Any further claims shall remain unaffected.

20 Sale of the Leased Premises

In the event that the Leased Premises are sold, the Tenant shall release the Landlord from all its obligations as landlord, provided that the buyer assumes these obligations. The Tenant hereby gives its consent to all provisions of this Lease, including any addendums, being transferred upon conclusion of a notarial purchase agreement regarding the Property and payment of the purchase price.

21 Final provisions/commitment period

21.1 The Parties are in agreement that the House Rules that are attached as Appendix 21.1 shall form part of this Lease and the Tenant agrees to be bound by said House Rules.

21.2 The laws of the Federal Republic of Germany shall apply, without regard to any conflict of laws provisions.

21.3 The Parties confirm that this Lease contains all the agreements made between the Parties. All changes and additions, as well as the cancellation of this Lease and any notice of termination, shall require the written form (Schriftform). Verbal additional agreements do not exist. Should any verbal additional agreements exist, however, they are hereby cancelled as a precaution.

21.4 Even if the Landlord employs a property manager for the technical and/or commercial management of the Property, the Landlord alone shall have the right to receive notices of termination or notices to exercise options regarding the tenancy. Irrespective of how the property manager may be acting when dealing with the Tenant, the property manager has no power of attorney from the Landlord to receive notices of termination from the Tenant, or notices to exercise options regarding the tenancy, except where such power of attorney is granted to the property manager expressly in writing.

21.5 The Parties are aware of the special statutory written form requirement under Sections 578, 550 sentence 1 in conjunction with Section 126 German Civil Code (BGB). They undertake to combine this Lease and its Appendices into a single document in such a way that the requirements that need to be met in order to comply with the written form are fulfilled.

The Parties are aware of the rulings of the German Federal Court of Justice (Bundesgerichtshof) regarding the validity of clauses meant to “cure” failures to comply with the written form requirement (Schriftformheilungsklauseln) and confirm that they wish to adhere to this Lease and, if and to the extent possible, will in particular waive the right to plead lack of written form pursuant to Sections 578, 550 sentence 1 in conjunction with Section 126 German Civil Code (BGB) and also the right to terminate this Lease early on the grounds of non-compliance with the written form. This shall apply both to the (original) Lease along with its Appendices and to any future addendums, amendment and supplementary agreements.

The Parties are additionally aware of the rulings of the German Federal Court of Justice according to which a buyer of the piece of land who replaces the Landlord as a party to this Lease pursuant to Section 566 German Civil Code (BGB) will generally not be bound by the clause in the preceding paragraph that is meant to cure failures to comply with the written form requirement. For the avoidance of doubt, the Parties therefore stipulate that the clause that has been agreed in the preceding paragraph to cure failures to comply with the written form requirement is not intended to be binding upon such a buyer of the piece of land. To the extent that a party has replaced one of the Parties to this Lease pursuant to Sections 566, 578 German Civil Code (BGB) or based on any corresponding provisions of law, the statutory rights of that party shall, therefore, remain unaffected.

21.6 Should one or more provisions of this Lease be or become invalid, should this Lease contain any gap or should any of the contractual provisions turn out to be impracticable, this shall not affect the legal validity of the remaining provisions and/or of the tenancy as a whole. Section 139 German Civil Code (BGB) is expressly excluded, also in its function as a rule determining the burden of proof. In that case, the Parties shall be obliged to agree a new provision that corresponds to what was wanted in legal and economic terms.

21.7 At the request of the Landlord, the Tenant shall provide the Landlord with a current excerpt from the Commercial Register.

21.8 The Landlord shall have the right to disclose the data collected as part of this Lease to the asset manager and property manager for lease administration purposes. This manager may also be a third party. If any personal data is collected as part of this Lease, the Tenant shall ensure that the data subject has validly consented to his or her personal data being transferred to the asset manager and property manager for lease administration purposes as well as for the processing of such data by the asset manager and property manager for that purpose.

The Landlord shall have the right to disclose the data in relation to the contractual relationship to prospective buyers of the Property, as well as to banks in connection with the granting of loans or syndications. If any personal data is collected as part of this Lease, the Tenant shall ensure that the data subject has validly consented to his or her personal data being transferred to prospective buyers of the Property and to banks for the purposes of a purchase and/or for the purposes of granting a loan or syndication purposes as well as for the processing of the personal data by the prospective buyers and banks for the aforesaid purposes.

If and to the extent that personal data is transferred to a third country, that is, a country outside the European Union, the Landlord shall ensure that an adequate level of data protection exists or is established, as applicable, with the means provided for in the General Data Protection Regulation.

When processing personal data, the Landlord shall observe and comply with the provisions of the General Data Protection Regulation. Further details about the processing of data by the Landlord is available at: https://mileway.com/tppn/. In the event of Subletting, the Tenant shall ensure that it fulfils its own data protection obligations to its Subtenant.

21.9 At the request of the Landlord, the Tenant shall issue a declaration from which it can be gathered (e.g. by a prospective buyer of the Property) that the original Lease together with its addendums, if any, which must be named in the declaration, constitutes the entire lease agreement (so-called declaration of completeness (Vollständigkeitserklärung)).

21.10 The following Appendices shall form integral parts of this Lease and shall be deemed agreed:

Appendix I (Power of Attorney dated 28 July 2021)

Appendix 1.1 (Site plan of the Leased Premises)

Appendix 14.9 (Tenant’s construction work)

Appendix 21.1 (House Rules)

21.11 If this Lease is initially signed by only one Party and is delivered or sent to the other Party for signature, this shall be deemed an offer to enter into this Lease which can be validly accepted by the other Party within a period of one month pursuant to Section 148 German Civil Code (BGB). This period is due to the fact that the Landlord is based abroad, which leads to longer postal delivery times. The dates of the respective signatures shall be decisive. The first Party to sign this Lease may extend this period in writing or in text form (Textform).

21.12 If one of the Parties is a body of persons or a legal person and this Lease is not signed on behalf of this Party by all of its authorised representatives jointly, the respective signatory hereby confirms that he or she is authorised to represent that Party and, where necessary, also represents the authorised representatives who are not themselves signatories.

Düsseldorf, 13.09.21	Luxembourg, 13.09.21
Place, date	Place, date
On behalf of the Tenant: /s/ Andreas Richter	On behalf of the Landlord: /s/ Anna Cirka
Name: Andreas Richter	Name: Anna Cirka
Position: Managing Director	Managing Director / power of attorney dated 28 July 2021